Exhibits 5.1 and 23.1
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                               Sidley Austin LLP
                              787 Seventh Avenue
                           New York, New York 10019
                           Telephone: (212) 839-5300
                           Facsimile: (212) 839-5599


                                                              October 26, 2006

HSBC Home Equity Loan Corporation II
2700 Sanders Road
Prospect Heights, Illinois 60070

    Re:  HSBC Home Equity Loan Trust (USA) 2006-3
         Closed-End Home Equity Loan Asset-Backed Certificates, Series 2006-3
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Ladies and Gentlemen:

     We have acted as counsel to HSBC Home Equity Loan Corporation II, a Delaware corporation (the "Depositor"), and HSBC Finance Corporation, a Delaware corporation ("HSBC Finance"), in connection with the issuance of $1,176,010,000 principal amount of Closed-End Home Equity Loan Asset-Backed Certificates, Series 2006-3 (the "Certificates"). The Certificates are being issued pursuant to the Pooling and Servicing Agreement, dated as of October 26, 2006 (the "Pooling and Servicing Agreement"), among the Depositor, HSBC Finance, as servicer, U.S. Bank National Association, as trustee
(the "Trustee"), and HSBC Bank USA, National Association, as administrator (the "Administrator"), in connection with the transactions contemplated by (i) the Home Equity Loan Purchase Agreement, dated October 26, 2006 (the "Loan Purchase Agreement"), between the sellers named therein and the Depositor, as purchaser, and (ii) the Transfer Agreement, dated October 26, 2006 (the "Transfer Agreement"), between the sellers named therein and HSBC Home Equity Loan Trust (USA) 2006-3. The Class A-1F, Class A-1V, Class A-2F, Class A-2V, Class A-3F, Class A-3V, Class A-4, Class M-1 and Class M-2 Certificates are referred to herein as the "Offered Certificates" as further described in the prospectus supplement dated October 20, 2006 and prospectus dated June 29, 2006 (together, the "Prospectus"). Pursuant to the Underwriting Agreement, dated October 18, 2006 (the "Underwriting Agreement"), among the Depositor, HSBC Finance and HSBC Securities (USA) Inc., on its own behalf and as representative of the several underwriters of the Offered Certificates named therein, the underwriters named therein have agreed to purchase the Offered Certificates and offer them to the public as contemplated therein.

     We have reviewed the following documents and all exhibits thereto for the purposes of rendering this opinion:

     (a)  Signed copy of the Pooling and Servicing Agreement;

     (b)  Signed copy of the Loan Purchase Agreement;


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     (c)  Signed copy of the Transfer Agreement;

     (d)  Signed copy of the Underwriting Agreement;

     (e)  Specimens of the Certificates.

     The documents listed in (a) through (e) above are collectively the "Specified Agreements."

     In rendering the opinions expressed below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We have assumed and have not verified the accuracy as to certain representations and warranties of the Depositor. We have also reviewed such questions of law as we have considered necessary for purposes of the opinion expressed herein. We have assumed the due authorization, execution and delivery of all Specified Agreements (other than the Certificates) by all the parties thereto, the due authorization, execution and authentication of the Certificates, and that the Specified Agreements (other than the Pooling and Servicing Agreement) are legal, valid and binding agreements of the parties thereto. We have assumed that the Depositor and each other party to any of the Specified Agreements has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it.

     Based upon the foregoing and consideration of such other matters as we have deemed appropriate, we are of the opinion that:

1. The Pooling and Servicing Agreement constitutes a legal, valid and binding agreement of the Depositor, enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

2. Assuming the Certificates have been duly authorized by the Depositor, executed by the Trustee and authenticated by the Administrator in the manner contemplated in the Pooling and Servicing Agreement, when delivered and paid for, the Certificates will be legally and validly issued, fully paid and non-assessable, and the holders thereof will be entitled to the benefits of the Pooling and Servicing Agreement.

     In rendering the foregoing opinions, we express no opinion on the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the Depositor's Current Report on Form 8-K dated the date hereof and to the references to this firm under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement, without admitting that we are "experts" within the meaning of the 1933 Act or the Rules and Regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.


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                                    Very truly yours,

                                    /s/ Sidley Austin LLP


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